Exhibit 5.1

February 1, 2019

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Precipio, Inc., Form S-1 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) filed by Precipio, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission relating to the registration of the offering by the Company of up to 15,000,000 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share to be sold by the selling stockholder listed in the Registration Statement under “Selling Stockholder” (the “Selling Stockholder”). The Shares are being sold to the Selling Stockholder pursuant to the terms of that certain purchase agreement dated September 7, 2018 between the Company and the Selling Stockholder.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

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